EXHIBIT 23.3
CONSENT OF PUBLIC ACCOUNTING FIRM
We hereby consent to the application of our report dated March 12, 2009 on Great Wall Semiconductor Corporation and subsidiary as of December 31, 2008 and for the three years then ended included in this Vicor Corporation Form 10-K as it pertains to their consolidated financial statements for the years ended December 31, 2008, 2007 and 2006.

/s/ Lohman Company, PLLC

Mesa, Arizona
March 12, 2009